Exhibit 10.1
EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between Rim Semiconductor Company (the “Company”), and David Wojcik (the “Employee”). The Company desires to employ the Employee, and the Employee desires to be employed by the Company. Therefore, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

SECTION 1 - EMPLOYMENT

1.1 Employment. The Company hereby employs the Employee and the Employee hereby accepts employment by the Company for the period and upon the terms and conditions contained in this Agreement. Employment will commence on September 1, 2006. The Employee is employed at-will, which means that either the Company or the Employee can end the employment relationship at any time, with or without reason or notice, however Employee will be eligible for a Severance Payment, (a) if the Company ends his employment for any reason other than Good Cause following a written notice and a thirty (30) day “cure” period excluding 2, 4, 5 & 6 within the definition of Good Cause below; or (b) if the Employee resigns for Good Reason. “Good Cause” is defined as (1) willful failure or neglect by the Employee to substantially perform his assigned duties following a written notice and a thirty (30) day “cure” period (other than a failure to perform resulting from Employee’s disability due to his illness or injury); (2) engaging in criminal conduct or conduct constituting moral turpitude; (3) willful insubordination; (4) embezzlement, theft or misappropriation of the Company’s property; (5) fraud, acts of dishonesty or misrepresentation or other acts (including any breach of the Employee’s covenants contained in this Agreement) that cause harm to the Company or substantial damage to its reputation (other than as a consequence of good faith decisions made by the Employee in the normal performance of his duties); (6) conviction for or plea of no contest to a felony offense; (7) material breach of this Agreement or any written policies of the Company; (8) breach of the Employee’s fiduciary obligations to the Company; or (9) any substance abuse which materially affects the performance of Employee’s duties and responsibilities to the Company. “Good Reason” is defined as (1) the Company’s material breach of this Agreement following a thirty (30) day “cure period”; (2) a material and adverse change in Employee’s duties and responsibilities with the Company which change is inconsistent with his current title; (3) if Employee moves to Portland, OR, any relocation of Employee’s principal business location to more than fifty (50) miles from Portland, OR; or (4) a Change in Control as defined in the Stock Option Agreement between the Company and the Employee. The “Severance Payment” is defined as twelve months of Employee’s base salary in effect on the date of termination of employment.

1.2 Office and Duties. The Employee shall serve the Company as Senior Vice President, with the authority, duties and responsibilities customarily incident to such office. The Employee shall perform such other services commensurate with his position as may from time to time be assigned to the Employee by the President and CEO of the Company. Further, the Employee’s actions shall at all times be subject to the direction of the President and CEO of the Company.

1.3 Performance. While employed under this Agreement, the Employee shall devote on a full-time basis his best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. The Employee shall comply with the employee policies or written manuals of the Company as they exist from time to time as applicable generally to the Company’s employees. The Employee shall not work either on a part-time or independent contractor basis for any other business or enterprise while employed under this Agreement, provided however, nothing herein shall preclude Employee from serving on the Boards of other companies or charitable organizations and so long as such service does not interfere with the performance of the Employee’s duties hereunder.

1.4 Place of Work. The Employee shall perform services under this Agreement [Option: at the Company’s principal office in Portland, Oregon], and at such other place or places as the Employee and the Company shall mutually agree. In addition, the Employee understands and agrees that he may be required to travel extensively in connection with the performance of his duties.

SECTION 2 - COMPENSATION FOR EMPLOYMENT

2.1 Base Salary. The base annual compensation of the Employee for all of his employment services to the Company under this Agreement shall be $225,000.00, which the Company shall pay to the Employee in equal installments and in accordance with the normal payroll policies of the Company. The base annual compensation may be increased at the sole discretion of the President and CEO of the Company.

2.2 Quarterly Bonus. The Employee shall be entitled to receive a quarterly bonus of $40,000.00 per fiscal quarter, to be determined by the Compensation Committee or designee which has the right to set objectives and review the Employee’s accomplishment toward those objectives, and pay the bonus or portion thereof, if earned. Further, the Employee must remain employed by the Company through the end of any fiscal quarter, in order to be eligible for the bonus arising from services performed during that quarter. Any such bonus will be paid to Employee no later than the fifth business day of the ensuing calendar quarter. The Company agrees that Employee may be eligible for the full amount of bonus for the quarter ending October 31, 2006 and it will not be prorated in proportion to the days actually worked in that quarter.

2.3 Commission. TBD.

2.4 Stock Options. All options previously granted to Employee to purchase Company common stock are deemed immediately vested. The Company agrees to grant Employee an option to purchase up to an additional 3.5 million shares of Company common stock at an exercise price of $0.158 per share, in accordance with the vesting and other provisions of an Option Agreement substantially in the form provided to Employee.

2.5 Payment and Reimbursement of Expenses. The Company shall pay or reimburse the Employee for all reasonable travel and other expenses incurred by the Employee in performing his obligations under this Agreement in accordance with the policies and procedures of the Company, provided that the Employee properly accounts for such expenses in accordance with the regular policies of the Company.

2.6 Other Benefits. While employed under this Agreement, the Employee shall be entitled to participate in or receive benefits under any health and welfare or retirement type plan or arrangement made available by the Company and on terms no less favorable than those afforded to its senior executive employees (including any medical, dental, short-term and long-term disability, life insurance and 401(k) programs), subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Any such plan or arrangement shall be revocable and subject to termination or amendment at any time. The Employee shall be entitled to twenty (20) business days of vacation per calendar year.

2.7 Relocation Expenses. If the Employee agrees to relocate, the Company agrees to relocate Employee and his immediate family from Denver, CO to Portland, OR and to provide a relocation bonus of $100,000.00 and reimburse the Employee for covered costs, up to a limit of $25,000.00. Covered costs include: (1) air fare, lodging, meals and local transportation incurred during two trips by Employee and Employee’s spouse to Portland, OR to search for housing; (2) a licensed brokers’ commission and closing costs on Employee’s current primary residence; (3) movement of household effects including up to two motor vehicles; and (4) temporary lodging for up to three months while searching for or preparing the residence in Portland, OR. Other costs, if any, may be approved in advance by the President and CEO upon written request by the Employee. The Company agrees to gross up payments to Employee under this paragraph that exceeds limits imposed by the Internal Revenue Service. Employee will sign a separate Relocation Agreement, in which Employee agrees to repay the Company for a prorated amount of the reimbursed covered costs, should he leave employment with the Company within six months of the effective date of this Agreement, unless such termination of employment was due to Employee’s death, disability or a reduction in force.

SECTION 3 - CONFIDENTIAL INFORMATION

3.1 Confidential Information. The Company agrees that it will provide Employee with specialized knowledge regarding the Company’s business, and will provide Employee with initial and ongoing confidential information and trade secrets of the Company and its subsidiaries (hereinafter referred to as “Confidential Information”). For purposes of this Agreement, Confidential Information includes, but is not limited to, any software developed by the Company and documentation relating to such software, product specifications and documentation related to such specifications, technology developed by the Company and documentation related to such technology, recruiting methodology, sales methodology, information regarding the Company’s customers/clients, pricing information, sales procedures, operating procedures, marketing plans and procedures, financial information, engineering information, other technical or business information of the Company, and any other information which Employee has reason to believe the Company would not want disclosed to the public or to a third party. Employee understands and acknowledges that such Confidential Information gives the Company a competitive advantage over others who do not have the information, and that the Company would be harmed if the Confidential Information were disclosed.

3.2 Disclosure Of Confidential Information. Employee agrees that he will hold all Confidential Information in trust for the Company and will not: (1) use the information for any purpose other than the benefit of the Company; or (2) disclose to any person or entity any Confidential Information except as necessary during Employee’s employment with the Company to perform services on behalf of the Company. Employee will also take reasonable steps to safeguard such Confidential Information and to prevent its disclosure to unauthorized persons.

3.3 Return Of Information. Upon termination of employment, or at any earlier time as directed by the Company, Employee shall immediately deliver to the Company any and all Confidential Information in Employee’s possession, any other documents or information which Employee acquired as a result of his employment with the Company and any copies of any such documents/information. Employee shall not retain any originals or copies of any documents or materials related to the Company’s business which employee came into possession of or created as a result of his employment with the Company. Employee acknowledges that such information, documents and materials are the exclusive property of the Company. In addition, upon termination of employment, or at any time earlier as directed by the Company, Employee shall immediately deliver to the Company any property of the Company in the Employee’s possession.

SECTION 4 - OWNERSHIP OF INFORMATION,

INVENTIONS AND ORIGINAL WORK

4.1 Ownership Of Information, Inventions And Original Work. Employee agrees that any creative works, discoveries, designs, software, computer programs, inventions, improvements, modifications, enhancements, know-how, formulation, concept or idea which is conceived, created or developed by Employee, either alone or with others (collectively referred to as “Work Product”) is the exclusive property of the Company if either:

a. it was conceived or developed in any part on Company time;

b. any equipment, facilities, materials or Confidential Information of the Company was used in its conception or development; or

c. it either: (i) relates, at the time of conception or reduction to practice, to the Company’s business or to an actual or demonstrably anticipated research or development project of the Company, or (ii) results from any work performed by Employee for the Company.

With respect to any such Work Product, Employee agrees as follows:

a. Employee shall promptly disclose the Work Product to the Company;

b. Employee agrees to assign, and hereby does assign, all proprietary rights to such Work Product to the Company without further compensation;

c. Employee agrees not to file any patent or copyright applications related to such Work Product except with the written consent of the President and CEO of the Company;

d. Employee agrees to assist the Company in obtaining any patent or copyright on such Work Product, and to provide such documentation and assistance as is necessary to the Company to obtain such patent or copyright; and

e. Employee shall maintain adequate written records of such Work Product, in such a format as may be specified by the Company. Such records will be available to and remain the sole property of the Company at all times.

Any Work Product disclosed by Employee within one (1) year following the termination of employment from the Company shall be deemed to be owned by the Company under the terms of this Agreement, unless proved by the Employee to have been conceived after such termination.

SECTION 5 - RESTRICTIVE COVENANTS

5.1 Restrictive Covenants. Employee acknowledges that in order to effectuate the promise to hold Confidential Information in trust for the Company, it is necessary to enter into the following restrictive covenants. Without the prior written consent of the Company, Employee shall not, during employment at the Company or for a period of one year following the termination of employment:

a. Solicit, induce or attempt to solicit or induce, on behalf of himself or any other person or entity, any employee of the Company to terminate their employment with the Company;

b. Solicit business from, attempt to do business with, or do business with any person or entity that was a customer/client of the Company during Employee’s employment with the Company, if such business is in the scope of services or products provided by the Company. The geographic area for purposes of this restriction is the area where the customer/client is located and/or does business;

c. Engage in or perform services for a Competing Business. For purposes of this Agreement, “Competing Business” is one which provides the same or substantially similar products and services as those provided by the Company during Employee’s employment, including but not limited to providers of semiconductor technology. The geographic area for purposes of this restriction is the area(s) within a 50 mile radius of any Company office in existence during Employee’s employment with the Company; or

d. Have any indirect or direct financial interest in a Competing Business; provided, however, that the ownership by Employee of any stock listed on any national securities exchange of any corporation conducting a competing business shall not be deemed a violation of this Agreement if the aggregate amount of such stock owned by Employee does not exceed one percent (1%) of the total outstanding stock of such corporation.

Employees agrees that these restrictive covenants (1) are reasonable in scope for the purpose of protecting the Company’s business interests; (2) will not interfere with the Employee’s ability to pursue his livelihood after termination of the Agreement; (3) do not impose a greater restraint than is necessary to protect the Confidential Information, goodwill and other business interests of the Company and that the Employee has received adequate consideration under this Agreement to support his return promises.

SECTION 6 - REMEDIES

6.1 Remedies. In the event of a breach of this Agreement by Employee, the Company shall be entitled to all appropriate equitable and legal relief, including, but not limited to: (1) injunction to enforce this Agreement or prevent conduct in violation of this Agreement; (2) damages incurred by the Company as a result of the breach; and (3) attorneys’ fees and costs incurred by the Company in enforcing the terms of this Agreement. Additionally, any period or periods of breach of Section 5 of this Agreement shall not count toward the one (1) year restriction, but shall instead be added to the one (1) year restrictive period.

SECTION 7 - REPRESENTATION BY EMPLOYEE

7.1 Representation by Employee. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and Employee’s performance of his duties hereunder will not conflict with, cause a default under, or give any party a right to damages under any other agreement to which Employee is a party or is bound.

SECTION 8 - GENERAL

8.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Oregon or, at the Company’s sole option, by the laws of the state or states where this Agreement may be at issue in any litigation involving the Company. Venue of any litigation arising from this Agreement shall be in a court of competent jurisdiction in Multnomah County, Oregon.

8.2 Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee, and the Company may not assign its rights, duties, or responsibilities without the consent of the Employee.

8.3 Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed to have been given and received when personally delivered, or when mailed by registered or certified mail, postage prepaid, return receipt requested, or when sent by overnight delivery service, addressed as follows:

If to the Employee:	David Wojcik c/o Rim Semiconductor Company 305 N.E. 102nd Avenue, Ste. 105 Portland, OR 97220

If to the Employer:	Brad Ketch President and CEO Rim Semiconductor Company 305 N.E. 102nd Avenue, Ste. 105 Portland, OR 97220

Such addresses may be changed from time to time by written notice to the other party.

8.4 Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other agreements (oral or written) with respect to the subject matter hereof. This Agreement may not be modified or amended in any way except in writing by the parties hereto.

8.5 Duration. Notwithstanding the termination of Employee’s employment by the Company, this Agreement shall continue to bind the parties for so long as any obligations remain under the terms of this Agreement.

8.6 Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches.

8.7 Severability. In the event any court of competent jurisdiction holds any provision of this Agreement to be invalid, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

8.8 Subsidiaries. Wherever the term Company is referred to in this Agreement, it shall include all subsidiaries of the Company even where the term “subsidiaries” is not explicitly stated in connection with such reference, as such subsidiaries may exist from time to time.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed this Agreement as of the day and year first written above.

                EMPLOYEE:

                /s/ David Wojcik
                David Wojcik

                Date: 9/1/06

                RIM SEMICONDUCTOR COMPANY:

                By: /s/ Brad Ketch
                Brad Ketch
                President and CEO

                Date: September 1, 2006